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                                                             EXHIBIT d(2)(L)(ii)

            FORM OF FIRST AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT

                               ING INVESTORS TRUST

                  This First Amendment, effective as of July 1, 2003, amends the Portfolio Management Agreement (the "Agreement") dated May 1, 2001 among ING Investors Trust (formerly known as The GCG Trust), a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and Goldman Sachs Asset Management, L.P., a New York limited partnership (the "Portfolio Manager") with regards to ING Goldman Sachs Internet Tollkeeper(SM) Portfolio (formerly known as Internet Tollkeeper Series(SM)), a Series of the Trust.

                               W I T N E S S E T H

                  WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

                  NOW, THEREFORE, the parties agree as follows:

                  1. All references to The GCG Trust are hereby deleted and replaced with "ING Investors Trust."

                  2. The first paragraph of Section 2 of the Agreement is hereby deleted and replaced with the following:

                  Subject to the supervision of the Trust's Board of Trustees and the Manager, the Portfolio Manager will provide a continuous investment program for each Series' portfolio and determine the composition of the assets of each Series' portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Portfolio Manager will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of each Series' assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of each Series should be held in the various securities and other investments in which it may invest, and the Portfolio Manager is hereby authorized to execute and perform such services on behalf of each Series. To the extent permitted by the investment policies of the Series, the Portfolio Manager shall make decisions for the Series as to foreign currency matters. The Portfolio Manager will provide the services under this Agreement in accordance with the Series' investment objective or objectives, policies, and restrictions as stated in the Trust's Registration Statement filed with the Securities and Exchange Commission (the "SEC"), as from time to time amended (the "Registration Statement"), copies of which shall be sent to the Portfolio Manager by the Manager upon filing with the SEC. The Portfolio Manager is authorized to exercise tender offers and exchange offers on behalf of the Series, each as the Portfolio Manager determines is in the best interest of the Series. The Portfolio Manager and Manager further agree as follows:

                  3. Section 2 of the Agreement is hereby amended by the addition of the following sub-section (i):

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                  (i)      The Portfolio Manager will have no duty to vote any
proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Portfolio Manager written instructions to the contrary. The Portfolio Manager will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

                  The Portfolio Manager will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Portfolio Manager will submit a written voting recommendation to the Manager for such proxies. In making such recommendations, the Portfolio Manager shall use its good faith judgment to act in the best interests of the Series. The Portfolio Manager shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Portfolio Manager or of its affiliates.

                  4. Schedule A to the Agreement is hereby deleted and replaced with the Schedule A attached hereto.

                  5. Schedule B to the Agreement is hereby deleted and replaced with the Schedule B attached hereto.

                  6. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                            ING INVESTORS TRUST

                                            By: ________________________________
                                                Robert S. Naka
                                                Senior Vice President

                                            DIRECTED SERVICES, INC.

                                            By: ________________________________
                                                Name:   ________________________
                                                Title:  ________________________

                                            GOLDMAN SACHS ASSET MANAGEMENT, L.P.

                                            By: ________________________________
                                                Name:   ________________________
                                                Title:  ________________________

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                                   SCHEDULE A

         The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which Goldman Sachs Asset Management, L.P. shall act as Portfolio Manager are as follows:

         ING Goldman Sachs Internet Tollkeeper(SM) Portfolio

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                                   SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

         For the services provided by Goldman Sachs Asset Management, L.P. to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee for each Series, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

ING Goldman Sachs Internet Tollkeeper(SM) Portfolio   0.95% on the first $1 billion; and
                                                      0.90% of amount in excess of $1 billion

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